  EXHIBIT 10.15

INTER-COMPANY LICENSE AGREEMENT

This INTER-COMPANY LICENSE AGREEMENT (this “Agreement”) is entered into as of September 2, 2021, by and between BioCorRx Inc, a corporation organized and existing under the laws of the State of Nevada (“Licensor”), and BioCorRx Pharmaceuticals Inc, a corporation organized and existing under the laws of the State of Nevada (“Licensee” and, together with Licensor, the “Parties” and each individually, a “Party”).

WHEREAS, Licensor is the owner of or in control of certain know-how, technology and intellectual property relating to the discovery, development, production, distribution, advertising, marketing, commercialization and sale of compounds, substances, products and services related to addiction, substance use disorder and weight loss.

WHEREAS, Licensee desires to retain Licensor to provide certain administrative and management services, development, and commercialization of the Licensed IP and Know-How (see definition below).

WHEREAS, Licensee desires to secure from Licensor and Licensor desires to grant to Licensee pursuant to the terms set forth in this Agreement the right to use and sublicense such know-how, technology and intellectual property owned and/or controlled by Licensor within the Licensed Field (see definition below); and

NOW, THEREFORE, the parties, in consideration of the mutual premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. DEFINITIONS.

1.1 “Affiliate” shall mean any person and/or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person or entity specified.

1.2 “Licensed IP and Know-How” shall mean all patented or unpatented inventions, discoveries, technical data, trade secrets, methods, processes, formulas, apparatus and techniques that are owned or controlled by Licensor and are necessary or useful for the marketing, sale, distribution and support of Licensed Products in Licensed Field. See Exhibit A

1.3 “Licensed Field” shall mean application of the Licensed Technology in the fields of substance use disorder, weight loss and other indications identified including but not limited to pain management, obsessive compulsive disorders, and other addictive behaviors.

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1.4 “Licensed Products” shall mean those products which incorporate or utilize Licensed Technology and those products whose manufacture, use or sale would, in the absence of the license granted by this Agreement, infringe or misappropriate any intellectual property rights embodied in Licensed Technology.

1.5 “Licensed Technology” shall mean the Licensed Intellectual Property and the Licensed Know-How.

1.6 “Net Sales” shall mean, as applicable, the gross sales price for Licensed Products invoiced by and paid to Licensee or its Sublicensee(s) from any third parties for sales or other transfers or dispositions for consideration of Licensed Products, less Licensee’s or Sublicensee(s)’:

(i) documented discounts (including customary trade, quantity, or other promotional incentives), retroactive price reductions, charge-back payments and rebates granted; (ii) credits for returns, such as unrecoverable damaged goods or rejections and including Licensed Products returned in connection with recalls or withdrawals; (iii) costs (inclusive of third parties professional service charges) to apply and register Licensed Products with government authorities as required by relevant laws and regulations; (iv) transportation charges including insurance; and (v) any value added taxes or governmental charges, including custom duties, levied on the sale of Licensed Products.

1.7

SG&A shall mean selling, general and administrative expenses: the costs of running a business. Includes rent and utility costs, marketing expenditures, computer equipment, managing the Company and employee benefits.

1.8 “Territory” shall mean worldwide.

2. GRANT OF LICENSES.

2.1 License to Use Licensed Technology. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, perpetual and sub-licensable license to use Licensed Technology in the research, development, make, have made, marketing, sale (inclusive of importing and exporting), distribution and support of Licensed Products in the Licensed Field and the Licensed Territory.

2.2 Sublicenses. The licenses granted to Licensee pursuant to this Section 2 and the other rights granted under this Agreement include Licensee’s right to grant further sublicenses, to sublicensee(s) of Licensee’s choice (“Sublicensee(s)”), for the purpose of development, make, have made, marketing, sale (inclusive of importing and exporting), distribution and support of Licensed Products in the Licensed Field and the Licensed Territory.

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2.3 Reservation of Rights by Licensor. The licenses granted by Licensor in this Agreement are subject to a reserved license by Licensor to use and practice the Licensed Technology in the Licensed Field for Licensor’s internal research and development purposes including, without limitation, collaborative arrangements with third parties whereby any and all proprietary interest and information as a result of Licensor’s internal research and development and such collaboration are within the scope of and also considered Licensed Technology.

2.4 Technical Support. Licensor agrees to provide reasonable levels of ongoing technical support to Licensee at no cost for Licensee’s use of the Licensed Technology in the Licensed Field for production of the Licensed Products. Thereafter, any technical support provided by Licensor to Licensee shall be pursuant to a separate written agreement mutually agreed by the Parties.

3. ROYALTIES AND LICENSED IP AND KNOW-HOW.

3.1 Royalty Obligation. Licensee shall pay a royalty to Licensor as follows until this Agreement expires or is terminated:

Minimum Royalties: Licensee must pay to Licensor a minimum royalty (“Minimum Royalties”) of Licensor’s ownership interest in BioCorRx Pharmaceutical’s Inc per quarter, starting from the calendar year in which there is a first commercial sale of Licensed Products (“FCS”). For the year of FCS, the Minimum Royalties shall be calculated on a pre-royalty EBITDA basis and pro-rated from the month after the first commercial sale invoice is paid for.

“Pre-Royalty EBITDA” means with respect to each reporting period earnings before interest, taxes, depreciation, amortization royalty fees and sublicense income generated from the net sales of the licensee, minus licensee overhead expenses.

“FCS” means, with respect to any royalty, the gross amount invoiced on account of the First Commercial Sale of royalty bearing Licensed Product by Licensee, less the following:

(i)

actual credits, allowances, discounts and rebates to, and chargebacks from third party distributors and wholesalers for defective, spoiled, damaged, out-dated, rejected or returned royalty bearing Licensed Product;

(ii)	actual Federal, State, or local government rebates for royalty bearing Licensed Product;

(iii)	actual freight and insurance costs incurred in transporting such royalty bearing Licensed Product to such Third Parties;

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(iv)	actual cash, quantity and trade discounts;

(v)	actual sales, use and value-added taxes and other consumption taxes or governmental charges incurred in connection with the exportation or importation of such royalty bearing Licensed Product;

(vi)	any out of pocket costs for collection and securing of invoiced amounts;

(vii)	a reasonable allowance for bad debt, all in accordance with GAAP, and

(viii)

hard costs to manufacturer or compounding pharmacist. For purposes of determining Net Sales, a sale shall be deemed to have occurred when the sale of the applicable product is delivered, then invoiced. Net Sales for countries outside the U.S. shall be calculated by converting to U.S. currency using the exchange rate in effect on the last business day of each quarter as published in the Wall Street Journal.

3.2 Payment of Royalties. Royalties shall be paid quarterly.

3.3 US Dollars. All payments due by either Party under this Agreement shall be made in U.S. Dollars (whether or not the amount payable is mentioned in U.S. Dollars or in any other currency in this Agreement).

3.4 Licensed IP and Know-How. Licensor shall remain responsible for any and all costs associated with the application and prosecution of the patents for the Licensed IP.

4. COST SHARING AND ALLOCATION OF SHARED COSTS

4.1 Licensor shall make available to Licensee, during the term of this Agreement certain management, administrative and corporate services, and facilities and equipment (SG&A) mutually determined to be appropriate for Licensor to provide to assist Licensee in conducting its business operations. The Services may include, but are not limited to, management, supervision, financial, accounting, investment, procurement, human resource services, information systems, communications, payroll, employee benefits, and other services as the parties may agree to from time to time. The facilities may include, but are not limited to, office floor space, telephones, furniture, building maintenance, and other Facilities as the parties may agree to from time to time.

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4.2 Expenses will be allocated based on actual utilization or appropriate and reasonable methods for the relevant expense. For example:

SG&A Cost Type	Allocation Method
Executive Compensation	Percentage of Sales/Operating Income 1
Employee Compensation	Percentage of Time Spent/headcount
Rent or Depreciation	Relative Square Footage/Percentage of Usage
Advertising, Accounting, Legal etc.	Any external charges incurred and paid by Licensor on behalf of Licensee shall be charged to Licensee at actual cost

1 In the event that Licensee has not yet generated “sales” then allocation method: percentage of time/headcount will be applied

4.3 Payment - For each of the foregoing expenses and charges described in this section 4., Licensor shall invoice Licensee on a monthly basis.

5. RECORDS AND REPORTS

5.1 Records. Licensee shall keep full, complete and accurate books of account containing all particulars that may be reasonably necessary for determining the royalties payable to Licensor for a period of two (2) years following each calendar year in sufficient detail to enable the accurate determination of royalties hereunder by Licensee. Said books of account shall be kept at Licensee’s principal place of business.

6. LITIGATION

6.1 Notice of Infringement. Each Party shall promptly notify the other Party in writing of any suspected infringement(s) or misappropriation(s) of Licensed Technology and shall inform the other Party of any evidence of such infringement(s) or misappropriation(s).

6.2 First Right to Sue. Licensee shall have the first right to institute and prosecute at its own expense suit for infringement(s) or misappropriations of Licensed Technology within the Licensed Field (“First Right to Sue”). Licensee may assign its First Right to Sue to any Sublicensee of its choice. Licensor agrees to join as a party plaintiff in any such lawsuit initiated by Licensee or the Sublicensee assigned with such First Right to Sue, if requested by Licensee, with all costs, attorneys’ fees and expenses to be paid by Licensee. However, if Licensee or such Sublicensee does not institute suit for material infringement(s) within one hundred eighty (180) days of receipt of written notice from Licensor of Licensor’s desire to bring suit for infringement in its own name and on its own behalf, then Licensor may, at its own expense, after good faith negotiations with Licensee and the Sublicensee with the First Right to Sue regarding the appropriateness of such a suit, bring suit or take any other appropriate action. In such event, Licensee agrees to join or shall cause the Sublicensee with the First Right to Sue to join as a party plaintiff in any such lawsuit initiated by Licensor, if requested by Licensor, with all costs, attorneys’ fees and expenses to be paid by Licensor.

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6.3 Settlements. Neither Party may settle with an infringer without the prior approval of the other Party if such settlement would affect the rights of the other Party, provided, however, Licensee shall be entitled to settle any claim or suit for infringement related to the Licensed Products by granting the infringing party a sublicense under the terms and conditions of Section 2 of this Agreement.

7. CONFIDENTIALITY.

7.1 Acknowledgments and Covenants. Licensee acknowledges, understands and agrees that: (i) Licensor has expended substantial time, money and effort researching and developing the Licensed Technology; (ii) the Licensed Technology provides Licensor with a significant competitive advantage in the marketplace; (iii) the Licensed Technology, together with all improvements, enhancements and modifications thereto, is the confidential, proprietary and trade and industrial secret information and property of Licensor; (iv) if the Licensed Technology was disclosed or misused, Licensor would suffer substantial irreparable harm and likely lose its competitive advantage in the marketplace; (v) as of the date of this Agreement, Licensee is not aware of any facts or allegations which would, in any way or manner, compromise the confidentiality, propriety and trade and industrial secret status of any of the Licensed Technology; and (vi) Licensee will not make any use of any portion of the Licensed Technology in a manner inconsistent with the provisions of this Agreement.

7.2 Security Measures. Licensee agrees it will use commercially reasonable security measures and efforts to ensure that the Licensed Technology is kept and retained in confidence and secret; however, in no event shall the degree of care exercised by Licensee be any less than the degree of care it employs to maintain and protect the confidentiality of its own confidential or proprietary information.

7.3 No Disclosure. Licensee agrees that it will not disclose or reveal to any other person or entity (except as permitted herein) the Licensed Technology, subject to the provisions of Sections 6.4 and 6.6.

7.4 Permitted Disclosure; Improvements. Licensee agrees that it will only disclose the Licensed Technology to its customers, Sublicensee(s), employees, agents, officers, and directors which have a need to know such information in connection with the purpose of any licenses granted Licensee herein. All rights in and to any inventions, improvements, enhancements and modifications made by Licensee and any customer and Sublicense of Licensee, including any intellectual property rights therein, are owned by and are hereby transferred to Licensor but shall be within the scope of and considered Licensed Technology.

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7.5 Breach or Threatened Breach. In the event of a breach or threatened breach of any of Licensee’s duties and obligations under the terms and provisions of this Section 6, Licensor shall be entitled, in addition to any other legal or equitable remedies that it may be entitled to (including any rights to damages that such party may suffer), temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.

7.6 Exceptions. Notwithstanding any other provision of this Agreement, Licensee shall not have any obligations respecting, nor be liable for, the use and disclosure of information relating to the Licensor or the Licensed Technology, if Licensee can prove that the information: (a) was known to the trade or public at the time that the information was disclosed to it; or (b) is or becomes generally known to the trade or public through no fault on the recipient Party’s part; or (c) is independently generated after the date of this Agreement by employees of a Party, or on its behalf by its agents, contractors, or consultants, without the use or benefit of any Licensed Technology; or (d) is legally required to be disclosed by Licensee under non-confidential circumstances pursuant to applicable law or legal process only so long as Licensee: (i) first provides Licensor with reasonable advance written notice of any such impending disclosure and/or service of legal process; and (ii) Licensee takes all necessary steps to ensure that Licensed Technology retains its confidential status through the implementation of, among other things, the use and/or entry of appropriate confidentiality agreements and/or protective orders.

8. WARRANTIES.

8.1 Licensed Technology. Licensee understands, acknowledges and agrees that Licensor has not made and does not make, and expressly disclaims any and all, representations or warranties (and Licensee expressly waives and releases Licensor from any and all representations or warranties), express or implied, regarding Licensor’s and/or Licensee’s right to make, use, offer for sale, license, and/or sell any of the rights transferred, granted and/or licensed to Licensee under this Agreement, and/or any goods and/or services employing any of the rights transferred, granted and/or licensed to Licensee under this Agreement, including, but not limited to, any implied warranties of title, claims of superior rights, infringement, right to use, or the like, in or to any of Licensed Technology. Nothing in this Agreement will be construed as:

(a) A warranty or representation by Licensor as to the validity or scope of any Licensed Patent; or

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(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

(c) A requirement that Licensor will file any patent application, secure any patent, or maintain any patent in force; or

(d) An obligation to bring or prosecute actions or suits against third parties for infringement.

8.2 Licensor Liability. Licensee understands, acknowledges and agrees that in no event shall Licensor be liable to Licensee and Sublicensee(s) under this Agreement, and/or any other persons or entities, regardless of the form of a cause of action, whether in contract, tort or under a statute, including, but not limited to, negligence, strict liability, product liability, environmental liability, patent infringement, misappropriation of trade secrets, trademark infringement, copyright infringement, unfair competition, or the like, which in any way arises out of and/or is related to Licensee’s, Sublicensee(s)’ and/or any other person’s and/or entity’s, manufacture, use, offer for sale, license, and/or sale of any of the rights granted or licensed to Licensee under this Agreement, and/or any goods and/or services employing any of the rights granted or licensed to Licensee under this Agreement.

9. TERMINATION.

9.1 Termination upon Mutual Agreement. Notwithstanding any other provision of this Agreement, the Parties by mutual consent may terminate this Agreement at any time.

9.2 Termination for Cause. This Agreement shall, unless the Parties otherwise agree, terminate upon the occurrence of any of the following:

(a) If Licensee delays to make any due payment for more than ninety (90) days;

(b) If Licensee breaches the observance or performance of any of the provisions of this Agreement, unless such breach is cured within sixty (60) days after notice in writing of said breach;

(c) The dissolution of Licensee or if Licensee otherwise ceases to do business as an ongoing concern; or

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(d) If Licensee makes an assignment of assets or business for the benefit of its creditors, a trustee or receiver is appointed to administer or conduct its business or affairs, it is adjudged in any proceeding to be bankrupt or insolvent or it is unable to pay its debts when said debts become due in the ordinary course of business.

9.3 Effect of Termination. Upon termination of this Agreement for any reason whatsoever:

(a) All amounts unpaid by Licensee shall accrue and immediately become due and payable to Licensor and Licensee’s right to use Licensed Technology shall terminate immediately;

(b) Licensee will promptly execute and deliver to Licensor within thirty (30) days following the date of termination all assignment documents and instruments deemed necessary by Licensor to divest Licensee of any and all rights or claims to Licensed Technology under or arising out of this Agreement; and

(c) Licensee shall immediately cease and desist from all use of any of Licensed Technology in case of termination of this Agreement due to reasons attributable to the Licensee, other than that Licensee shall have the right to continue to sell Licensed Products for an additional one hundred and twenty (120) days after the termination of this Agreement

9.3 Survivability. After termination of this Agreement all provisions relating to payment shall survive until completion of required payments. In addition to those provisions and to any provisions which specifically provide for survival beyond termination, Sections 5 and 6 shall survive indefinitely or until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

10. INDEPENDENT CONTRACTOR. This Agreement shall not make or constitute Licensee the legal representative or agent of Licensor, nor shall Licensee have the right or authority to assume, create or incur any liability or obligation of any kind, expressed or implied, against the interest or in the name of Licensor.

11. NON-WAIVER OF RIGHTS. Neither Party shall be deemed to have waived or impaired any right, power or option created or reserved by this Agreement (including without limitation, each Party’s right to demand compliance with every term herein, or to declare any breach a default and exercise its rights in accordance with the terms hereof) by virtue of: (i) any custom or practice of the Parties at variance with the terms hereof; (ii) any failure, refusal or neglect to exercise any right hereunder, or to insist upon compliance with any term; (iii) any waiver, forbearance, delay, failure or omission to exercise any right or option, whether of the same, similar or different natures, under this Agreement or in any other circumstances; or (iv) the acceptance by either Party of any payment or other consideration from the other following any breach of this Agreement.

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12. NOTICES. All notices required under this Agreement shall be in writing and may be sent via facsimile or international air courier and shall be deemed to be properly delivered upon receipt by the appropriate Party.

If to Licensor at:

BioCorRx Inc.

2390 E. Orangewood Ave #500 Anaheim, CA 92806 Attention: Lourdes Felix

If to Licensee at:

BioCorRx Pharmaceutical, Inc.

2390 E. Orangewood Ave #500 Anaheim, CA 92806 Attention: Brady Granier

or to such other address as either Party may from time to time designate to the other Party in writing.

13. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto constitute the entire agreement between Licensee and Licensor in connection with the subject matter hereof and supersedes all documents and correspondence entered into prior to the date hereof.

14. AMENDMENT. This Agreement may only be amended pursuant to a written agreement between the Parties.

15. CUMULATIVE REMEDIES. The rights and remedies set forth in this Agreement are in addition to any other rights or remedies which may be granted by law.

16. SEVERABILITY. If any obligation or provision of this Agreement or the application thereof shall, to any extent, be invalid or unenforceable, then the remainder of the Agreement or application of such obligation or provision other than that which is held invalid or unenforceable, shall be given full force and effect.

17. GOVERNING LAW. The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

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[Signature page only]

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement on the day and year first above set forth.

BioCorRx Inc.

By:		Date:_______________
Name:	Lourdes Felix
Title:	CEO

BioCorRx Pharmaceuticals, Inc.

By:		Date:________________
Name:	Brady Granier
Title:	CEO

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EXHIBIT A

LICENSED IP AND KNOW-HOW

BICX101, BICX102, BICX104 and any other naltrexone pellets (implants) being developed or will be developed for FDA approval and commercialization

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